Exhibit 10.4

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

CHIQUITA BRANDS INTERNATIONAL, INC.

LONG-TERM INCENTIVE PROGRAM

2009–2011 TERMS

1. General. Chiquita Brands International, Inc. (the “Company”) has established a Long-Term Incentive Program (the “LTIP”) under the Company’s Stock and Incentive Plan (the “Stock Plan”). These 2009-2011 Terms (the “Terms”) set forth the terms of Awards to be granted for the three-year period 2009-11 under the LTIP. Awards so granted are intended to be “performance-based compensation” for purposes of Section 162 (m) of the Internal Revenue Code. Except as otherwise provided in these Terms, all Awards shall be subject to, and entitled to all applicable rights and benefits provided in, the LTIP and the Stock Plan. All capitalized terms not otherwise defined in these Terms shall be as defined in the LTIP and the Stock Plan.

2. Eligibility for Awards.

a.	Each Participant listed on Exhibit A shall be eligible for an Award under these Terms (an “Award”) for the period commencing January 1, 2009 and ending December 31, 2011 (the “Performance Period”). Such Awards shall be determined in accordance with Exhibit B based on achievement of the applicable Performance Measures set forth therein.

b.	If a Participant’s employment is terminated for Cause during the Performance Period, the Participant shall not be entitled to any Award for that Performance Period. If a Participant’s employment terminates during the Performance Period for any reason other than for Cause, the Participant’s Award shall be payable as though the Participant was employed on the last day of the Performance Period, but shall be subject to such reduction or voiding of the Award as the Compensation Committee of the Company’s Board of Directors (the “Committee”), in its absolute discretion, determines to be appropriate. Subject to paragraph 3, any portion of an Award not so voided shall be deliverable to the Participant at such time and on such terms as the Committee shall determine.

3. Performance Measures. A Participant shall be entitled to receive an Award only if the Committee has determined that the applicable Performance Measures for the Performance Period have been achieved. Such determination shall be made as soon as practicable after the end of the Performance Period. To the extent that the Committee exercises discretion in making the determination, such exercise of discretion may not result in an increase in the amount of any Award.

4. Determination And Distribution of Awards.

a.

All Awards shall be paid in Shares of Common Stock of the Company. At the beginning of the Performance Period each Participant shall be granted a Financial Performance Award Opportunity equal to a maximum of 200% of the number of Target Award Shares set forth opposite such Participant’s name on Exhibit A. The number of Shares of Common Stock, if any, awarded to each such Participant after the end of the Performance Period shall equal the

Participant’s Target Award Shares multiplied by the applicable Percent of Target Award that corresponds to the Performance Measure achievements calculated by the Committee as set forth on Exhibit B. The Committee shall have the discretion to reduce actual Awards based on such Company performance and other factors as it determines to be appropriate.

b.	Awards of Shares of Common Stock shall be delivered to Participants as soon as practicable after the date on which the determination described in paragraph 3 above has been made.

5. Additional Participants. Each person who becomes an “executive officer” (as such term is defined Rule 3b-7 under the Securities Exchange Act of 1934, or any successor provision) of the Company after January 1, 2009 and prior to July 1, 2011 shall become a Participant eligible for an Award under the LTIP and these Terms. The Committee shall establish a number of Target Award Shares applicable to such Participant within 30 days after he or she becomes an “executive officer” on the following basis:

•

For a Participant who becomes an “executive officer” prior to July 1, 2009, the number of Target Award Shares shall be determined as if he or she was an eligible Participant at the beginning of the Performance Period.

•

For a Participant who becomes an “executive officer” on or after July 1, 2009 and prior to July 1, 2011, the number of Target Award Shares shall be (a) the number determined as if he or she was an eligible Participant at the beginning of the Performance Period, reduced by (b) 1/36th for each full month that elapsed from the beginning of the Performance Period until such Participant became an “executive officer.”

The Committee shall also have the discretion to add additional Participants who are not “executive officers” on the same basis as applies to “executive officers.”

6. Amendment. The Committee may amend the provisions of these Terms and the attached Exhibits to reflect corporate transactions involving the Company (including, without limitation, any acquisition, divestiture, stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares); provided that such amendment may not be adopted on a date or in a manner which would adversely affect the treatment of the Award as Performance-Based Compensation.

7. Approval. The provisions included in these 2009-2011 Terms were approved on November 13, 2008.

2009-2011 LTIP

Exhibit A

LTIP Participants	Target Award Shares

Fernando Aguirre	165,374
Kevin Holland	29,925
Brian Kocher	[*]
Michel Loeb	28,350
Manuel Rodriguez	[*]
Michael Sims	22,444
James Thompson	28,350
Tanios Viviani	31,500
Jeffrey Zalla	31,500
Waheed Zaman	[*]
[*]	[*]

Exhibit B

Performance Measures

Cumulative earnings per share

Threshold	$	[*]	0%

Target	$	[*]	100%

Maximum	$	[*]	200%

Straight-line interpolation between points.

Relative Total Shareholder Return

< 25th percentile	0%

25th percentile	25%

50th percentile	100%

75th percentile	175%

> 75th percentile	200%

Straight-line interpolation between the 25th and 75th percentile.